Exhibit 99.1

New Oriental Energy & Chemical Issues Update

•	Company Receives Delisting Notice From NASDAQ; Outstanding Fees Are Paid

•	Plans To Restart Manufacturing Shortly

•	Annual Meeting Rescheduled For March 31, 2011

XINYANG, CHINA--(March 24, 2011) - New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the “Company”), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, announced the following news today:

Delisting Notice from NASDAQ; Request Made For Reconsideration As Fees Are Paid
On March 11, 2011 the Company received a notification letter from the NASDAQ Stock Market stating that the Company had failed to pay certain fees in violation of NASDAQ Listing Rule 5210(d) and that the Company would be subject to delisting procedures if the outstanding fees were not paid in full.  The notification letter indicated that the Company could appeal the delisting determination no later than March 18, 2011.  The notification letter also indicated that the Company needed to publicly disclose receipt of the notification letter within four (4) days.  The Company failed to timely disclose receipt and trading of the Company’s common stock on the NASDAQ Capital Market was halted on March 18, 2011.

On March 22, 2011 the Company received another notification letter from NASDAQ indicating that the Company had failed to appeal the previous delisting determination and that the Company’s common stock would be suspended effective as of March 23, 2011.

Earlier today the Company paid the outstanding fees to NASDAQ and requested that the delisting determination be reconsidered.  The Company is awaiting a response from NASDAQ on its request for reconsideration.

Production Restart Anticipated Within Next Few Weeks
The Company has been engaged in an ongoing effort to obtain the funds necessary to resume production. The Company now believes it will obtain the necessary funds to restart production within the next few weeks.

Mr. Chen S. Qiang, President and CEO of the Company, explained further.  “To date we have received approximately $1.5 million of an anticipated $4.5 million government loan which, together with other resources, will permit the restart our production of urea and our other coal-based specialty chemicals. As we previously commented, from that point forward we believe it will take up to approximately one year to return to normal conditions. We  remain optimistic that our alternative energy products and solutions will ultimately achieve their potential."

Annual Meeting Adjourned
The Company announced that the Annual Meeting of Stockholders (the “Annual Meeting”) which was scheduled to be held yesterday, March 23, 2011, was adjourned to permit additional time to achieve a quorum in order to conduct the business scheduled at the meeting.  The Annual Meeting will be reconvened at 9:00am EDT on Thursday, March 31, 2011 at the offices of K&L Gates LLP, 599 Lexington Ave, New York, N.Y. 10022.

About New Oriental Energy & Chemical Corp.
New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, People’s Republic of China (the “PRC”). The Company’s core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether, which has been a cheaper, more environmentally friendly alternative to liquefied petroleum gas for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement
This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission.  New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299